Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

The Parent Company and Subsidiaries

We have audited the accompanying consolidated balance sheets of The Parent Company and subsidiaries as of February 2, 2008 and February 3, 2007, and the related consolidated statements of operations, preferred stock and stockholders’ equity, and cash flows for each of the two years in the period ended February 2, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Parent Company and subsidiaries at February 2, 2008 and February 3, 2007, and the consolidated results of their operations and their cash flows for each of the two years in the period ended February 2, 2008, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Notes 2 and 15, the Company may be unable to secure additional financing to fund the liquidity needs of its operations. This condition raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regard to this matter and their response to difficult market conditions that have adversely affected results of operations and liquidity is described in Note 2. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

Denver, Colorado

April 30, 2008

except for: (i) Note 15; and (ii) paragraphs six and seven of Note 2, as to which the date is

December 8, 2008

The Parent Company and Subsidiaries

Consolidated Balance Sheets

	February 3, 2008	February 3, 2007
Assets
Cash and cash equivalents	$206,589	$1,773,836
Accounts receivable, net	2,162,992	1,611,055
Inventory	17,785,846	14,830,007
Prepaid expenses and other current assets	2,109,435	1,690,618
Assets of discontinued operations	—	2,104,588

Total current assets	22,264,862	22,010,104
Fixed assets, net	4,979,361	3,874,502
Goodwill	63,869,975	—
Intangible assets, net of amortization	5,446,909	—
Other assets, net	441,643	299,984

Total assets	$97,002,750	$26,184,590

Liabilities and Stockholders’ (deficit) equity
Current liabilities:
Accounts payable	$15,334,449	$9,022,324
Accrued expenses and other current liabilites	2,164,844	1,861,697
Note and interest payable-related party	—	53,570,295
Note payable	2,845,253	—
Capital leases—current	341,465	504,272
Deferred rent	61,458	—
Deferred revenue	440,633	—
Liabilities of discontinued operations	—	152,181

Total current liabilities	21,188,102	65,110,769

Non-current liabilities:
Capital lease- long-term	—	341,465
Lease payable- long-term	14,959	—
Deferred rent	—	71,708

Total liabilities	21,203,061	65,523,942

Preferred stock, $.001 par value, 10,000,000 shares authorized, 0 and 11,596,381 shares issued and outstanding as of February 2, 2008 and February 3, 2007, respectively	—	5,798,190

Stockholders’ (deficit) equity:
Common stock, $.001 par value, 90,000,000 shares authorized, 24,239,665 and 4,293,373 shares issued and outstanding as of February 2, 2008 and February 3, 2007, respectively	24,240	4,293
Additional paid-in capital	144,031,413	4,022,881
Accumulated deficit	(68,255,964)	(49,164,716)

Total stockholders’ (deficit) equity	75,799,689	(45,137,542)

Total liabilities and stockholders’ (deficit) equity	$97,002,750	$26,184,590

See accompanying notes to consolidated financial statements.

The Parent Company and Subsidiaries

Consolidated Statements of Operations

	Fiscal Year Ended
	February 2, 2008	February 3, 2007
Net sales	$106,453,864	$116,543,241
Cost of sales	74,376,281	78,916,261

Gross profit	32,077,583	37,626,980

Operating expenses:
Fulfillment	12,839,125	12,305,121
Selling and marketing	17,369,135	18,375,046
General and administrative	13,411,592	12,358,312

Total operating expenses	43,619,852	43,038,479

Operating loss	(11,542,269)	(5,411,499)
Other expense, net	(21,829)	(22,744)
Interest expense, net	(5,880,498)	(6,049,976)

Loss from continuing operations before income taxes	(17,444,596)	(11,484,219)

Income tax benefit	—	—
Loss from discontinued operations, net of tax	(1,646,652)	(9,360,323)

Net loss	$(19,091,248)	$(20,844,542)
Dividends on preferred stock	(641,593)	(849,522)

Net loss attributable to common shareholders	$(19,732,841)	$(21,694,064)

Basic and diluted earnings per share
Loss from continuing operations attributable to common shareholders	$(1.74)	$(2.87)
Loss from discontinued operations	$(0.15)	$(2.18)

Net loss attributable to common shareholders	$(1.89)	$(5.05)

Shares used in computation of earnings per share
Basic	10,417,400	4,293,373
Diluted	10,417,400	4,293,373

See accompanying notes to consolidated financial statements.

The Parent Company and Subsidiaries

Consolidated Statements of Cash Flows

	February 2, 2008	February 3, 2007
Operating Activities
Loss from continuing operations	$(17,444,596)	(11,484,219)
Loss from discontinued operations	(1,646,652)	(9,360,323)
Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization	1,510,140	986,165
Stock based compensation	204,713	24,064
Change in operating assets and liabilities:
Accounts receivable	(288,028)	770,074
Inventory	(1,456,422)	2,980,900
Prepaid expenses, other current assets, and other non-current assets	(226,841)	(368,114)
Accounts payable, accrued expenses, and other liabilities	3,964,960	(2,299,884)

Net cash used in operating activities from continuing operations	(13,736,074)	(9,391,014)
Operating cash provided by (used in) discontinued operations	305,755	(3,292,194)

Net cash used in operating activities	(13,430,319)	(12,683,207)

Investing Activities
Purchase of fixed assets	(2,014,771)	(1,742,319)
Net liabilities acquired from Merger transaction, net of cash acquired	(2,535,030)	—

Net cash used in investing activities	(4,549,801)	(1,742,319)

Financing Activities
Proceeds from related-party note payable	14,000,000	34,000,000
Payments of related-party note payable	—	(20,000,000)
Proceeds from revolving credit line	2,845,253	—
Exercise of stock options	72,943
Principal payments on capital lease	(505,323)	(472,245)

Net cash provided by financing activities	16,412,873	13,527,755

Beginning cash and cash equivalents	1,773,836	2,671,608
Increase in cash and cash equivalents from continuing operations	(1,567,247)	(897,772)

Ending cash and cash equivalents	$206,589	$1,773,836

Non-cash investing and financing activities
Related party notes payable and accrued interest converted to common stock	$71,609,665	$—
Preferred stock converted to common stock in conjunction with reverse merger transaction with BayUniverse, Inc.	6,439,783	—
Payment of fee to vendor in common stock in lieu of cash	200,004	—

See accompanying notes to consolidated financial statements.

The Parent Company and Subsidiaries

Consolidated Statement of Preferred Stock and Stockholders’ Equity

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance at January 28, 2006	9,897,337	4,948,668	4,293,373	4,293	4,848,339	(28,320,174)	(23,467,542)
Issuance of preferred stock for preferred stock dividend	1,699,044	849,522	—	—	(849,522)	—	(849,522)
Stock based compensation expense	—	—	—	—	24,064	—	24,064
Net loss	—	—	—	—	—	(20,844,542)	(20,844,542)

Balance at February 3, 2007	11,596,381	5,798,190	4,293,373	4,293	4,022,881	(49,164,716)	(45,137,542)
Issuance of preferred stock for preferred stock dividend	1,283,185	641,593	—	—	(641,593)	—	(641,593)
Conversion of preferred stock and issuance of common stock for reverse acquisition of assets of BabyUniverse, Inc.	(12,879,566)	(6,439,783)	5,994,244	5,994	6,433,789	—	6,439,783
Conversion of related party notes payable and accrued interest to common stock	—	—	5,967,472	5,968	71,603,697	—	71,609,665
Historical shares of BabyUniverse, Inc. common stock	—	—	7,886,163	7,886	62,135,078	—	62,142,964
Exercise of stock options	—	—	57,272	57	72,886	—	72,943
Issuance of common stock as payment of fee	—	—	16,667	17	199,987	—	200,004
Common stock granted to Board of Directors as compensation	—	—	24,474	25	150,001	—	150,026
Stock based compensation expense	—	—	—	—	54,687	—	54,687
Net loss	—	—	—	—	—	(19,091,248)	(19,091,248)

Balance at February 2, 2008	—	$—	24,239,665	$24,240	$144,031,413	$(68,255,964)	$75,799,689

See accompanying notes to consolidated financial statements.

The Parent Company

Notes To Consolidated Financial Statements

Note 1—Organization

The Parent Company is a leading commerce, content and new media company for growing families. Through our websites, eToys.com and KBtoys.com (which we operate under a licensing agreement with KB Holdings, LLC) we are a leading online retailer of toys, video games, electronics, party goods, movies, videos and baby products. Through our proprietary My Twinn doll business, we sell our highly distinctive My Twinn personalized dolls created by our in-house artisans to resemble a customer’s child. We have established strategic retail relationships with the online stores of major national retailers, such as Amazon, Buy.com, Kmart, Macys, QVC and Sears. Through the BabyUniverse, Dreamtime Baby and Posh Tots websites, we are a leading online retailer of brand-name baby, toddler and maternity products. Our three eContent sites include BabyTV.com, PoshCravings.com and ePregnancy.com, all of which provide content and social networking applications targeted to mothers and expectant mothers.

We changed our name from BabyUniverse, Inc. to The Parent Company on January 8, 2008. On October 12, 2007, BabyUniverse completed a merger with eToys Direct pursuant to which the BabyUniverse and eToys Direct businesses were combined. Upon completion of the merger, approximately 16.3 million shares of BabyUniverse common stock were issued to eToys Direct stockholders, and BabyUniverse assumed all of the stock options of eToys Direct outstanding as of October 12, 2007, which totaled approximately 0.3 million shares on an as-converted basis. As a result of the merger, former eToys Direct stockholders and option holders owned, as of the closing, approximately 66.67% of the combined company on a fully-diluted basis and BabyUniverse stockholders, option holders and warrant holders immediately prior to the merger owned, as of the closing, approximately 33.33% of the combined company on a fully-diluted basis.

We changed our ticker symbol changed to “KIDS” on November 5, 2007 and changed our stock market listing to the NASDAQ Global Market on January 15, 2008.

Note 2—Basis of Presentation

Since former eToys Direct security holders owned, after the merger, approximately 66.67% of the combined company on a fully-diluted basis and as a result of certain other factors, including that all members of the executive management of the combined company are from eToys Direct, eToys Direct is deemed to be the acquiring company for accounting purposes and the transaction was accounted for as a reverse acquisition of assets and a recapitalization in accordance with accounting principles generally accepted in the United States. These financial statements reflect the historical results of eToys Direct prior to the merger and that of the combined company following the merger, and do not include the historical financial results of BabyUniverse prior to the completion of the merger. Stockholders’ equity has been retroactively restated to reflect the number of shares of common stock received by former eToys Direct security holders in the merger, after giving effect to difference between the par values of the capital stock of eToys Direct and BabyUniverse common stock, with the offset to additional paid-in capital.

Unless specifically noted otherwise, as used throughout these consolidated financial statements, “The Parent Company,” “we,” “us,” or “our” refers to the business of the combined company after the merger and the business of eToys Direct prior to the merger.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The accompanying consolidated financial statements include the accounts of The Parent Company and its consolidated subsidiaries. All intercompany balances and transactions have been eliminated.

We report our financial results on a 52 or 53-week fiscal year ending on the closest Saturday to January 31st. Fiscal 2006 was a 53-week year, and fiscal 2007 was a 52-week year. Certain amounts in prior periods have been reclassified to conform to the current period presentation. The reclassifications had no effect on previously reported net loss or cash flows.

The financial statements have been prepared on a going concern basis. Financial statements prepared on this basis of accounting do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should The Parent Company be unable to continue as a going concern.

Recent Events:

The Parent Company has experienced a significant reduction in revenues that has adversely affected current results of operations and liquidity. This reduction is the result of recent industry and macroeconomic conditions, including weak consumer confidence and spending, along with credit limitations imposed by our vendors and lenders, which has resulted in our being unable to obtain appropriate levels of inventory to support consumer demand through the holiday season. These developments impact our liquidity and consequently raise substantial doubt about our ability to continue as a going concern. In response to these developments, The Parent Company is pursuing a variety of strategic initiatives and restructuring alternatives, including a potential sale of all or a portion of its business, and/or seeking protection of the bankruptcy courts. The Parent Company continues to monitor working capital availability and capital resources, and our ability to maintain working capital and capital resources will have a significant impact on the ultimate resolution of our current liquidity situation and the timing of any potential actions in response to our situation. Note 15 to these financial statements describes The Parent Company’s liquidity position in greater detail.

Note 3—Summary of Significant Accounting Policies

Concentrations of Risk. We maintains our cash and cash equivalents primarily with one major financial institution in the United States in the form of demand deposits. Deposits in this bank may exceed the amount of insurance provided on such deposits. We have not experienced any losses on our cash and cash equivalents.

Our net revenues are primarily derived from a large number of individual retail consumers who pay for their purchases using credit cards. We use third-party agencies to process and collect the receipts from these transactions. As of February 2, 2008 and February 3, 2007, amounts due from these agencies amounted to $0.4 million and $0.2 million, respectively. We also have accounts receivable from our distributors and manufacturers for product rebates, cooperative advertising, and volume discounts.

None of our strategic retail partners accounted for more than 10% of revenue during the year ended February 2, 2008. Two of our strategic retail partners accounted for 16% and 10%, respectively, of total revenues for the year ended February 3, 2007.

Segment Information. SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information” (“SFAS 131”), establishes standards for the way that companies report information about operating segments in their financial statements. SFAS No. 131 also establishes standards for related disclosures about products and services. We make operating decisions based upon performance of the enterprise as a whole and utilize our consolidated financial statements for decision making. Accordingly, we operate in one business segment, which focuses on providing toys, baby-related products and content via the Internet and catalogs.

Cash and cash equivalents. We consider all highly liquid securities with a maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable. Our accounts receivable consist primarily of cash due from strategic retail partners and third-party agencies used to process and collect receipts from retail customers. No allowance for doubtful accounts has been provided as of February 2, 2008 or February 3, 2007, as the we believe that all amounts recorded are recoverable.

Inventories. Inventories primarily consist of toys and baby-related items and are stated at the lower of weighted-average cost or market. We write down inventory due to estimated obsolescence or damage in an amount equal to the excess cost of the inventory over estimated market value based upon assumptions about future demand and market conditions. Inherent in this valuation are significant management judgments and estimates, including, among others, assessments concerning obsolescence and shrinkage rates. As of February 2, 2008 and February 3, 2007, we reserved $0.5 million and $0.8 million, respectively for excess and obsolete inventory.

Prepaid Expenses. Prepaid expenses consist primarily of prepaid catalog production costs, prepaid computer maintenance and support, prepaid packing and warehouse supplies, prepaid medical insurance, and prepaid business insurance.

Fixed Assets. Fixed assets, which include equipment, computers, and software, furniture and fixtures, and leasehold improvements, are depreciated on a straight-line basis over their estimated useful lives, ranging from three to eight years, or the life of the lease, whichever is shorter. Upon retirement or other disposition of these assets, the cost and related accumulated depreciation or amortization are removed from the accounts and the resulting gain or loss, if any, is recognized as a gain or loss on disposition of the assets in other income (expense). Routine maintenance and repairs are expensed as incurred. Leased property meeting capital lease criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capitalized leased assets is computed on the straight-line method over the shorter of the estimated useful life or the initial lease term and is included in depreciation expense.

Deferred Rent. We lease office and warehouse space and other equipment under operating lease agreements which generally contain scheduled rent increases. We recognize rent expense on non-cancelable leases on a straight-line basis over the term of each individual lease including the build-out period. The difference between recognized rental expense and amounts payable under the lease is recorded as deferred rent.

Long-Lived Assets. We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. We look primarily to the undiscounted future cash flows in our assessment of whether or not long-lived assets have been impaired. At February 2, 2008 and February 3, 2007, we determined there was no impairment.

Goodwill and other intangible assets. Goodwill represents the cost of the acquired BabyUniverse business related to the reverse acquisition transaction in excess of the estimated fair value assigned to the net liabilities assumed. Goodwill is reviewed for impairment in the fourth quarter of each year or more frequently if indicators of possible impairment arise. Goodwill is not subject to amortization and is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset may be impaired in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. The impairment test consists of a comparison of the fair value of the reporting unit with its carrying amount. If the carrying amount of the reporting unit exceeds its fair value, then an analysis will be performed to compare the implied fair value with the carrying amount of goodwill. An impairment loss would be recognized in an amount equal to the difference. Fair value is generally based upon future cash flows discounted at a rate that reflects the risk involved or market-based comparables. After an impairment loss is recognized, the adjusted carrying amount of goodwill becomes its new accounting basis.

Other intangible assets were recorded in conjunction with the reverse acquisition transaction with BabyUniverse and consist of trademarks and trade names, Internet retail customer relationships, and content customer relationships. Trademarks and trade names were recorded at fair value, have an indefinite useful life and are evaluated for impairment annually. Internet retail customer relationships and content customer relationships were initially recorded at fair value and are being amortized on a straight-line basis over a period of one to two years (see Note 8).

Deferred Revenue. Deferred revenue represents payments received from customers before products are shipped.

Revenue Recognition. Net sales are derived from Internet and catalog sales of products sold under our own brands and brands licensed from partners, and providing supply and fulfillment services to others. Net sales that are derived from Internet and catalog sales of our products and through our partners’ e-commerce businesses are recorded net of allowances for returns and promotional discounts and include outbound shipping charges and other product-related services such as gift wrapping.

We recognize revenues from product sales when persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured. Additionally, revenue arrangements with multiple deliverables are divided into separate units of accounting if the deliverables in the arrangement meet the following criteria: 1) the delivered item has value to the customer on a standalone basis; 2) there is objective and reliable evidence of the fair value of undelivered items; and 3) delivery of any undelivered item is probable.

We recognize revenue from product sales, net of estimated returns based on historical experience and current trends upon shipment of products to customers. We ship the majority of products from our fulfillment center in Blairs, Virginia. We also rely upon certain vendors to ship products directly to customers on our behalf. We act as principal in these transactions, as orders are initiated directly through the e-commerce businesses that we operate, we take title to the goods, and have the economic risk related to collection, customer service, and returns. We consider the criteria of “EITF Issue No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent,” in determining the appropriate revenue recognition treatment. Generally, when we are the primary obligor in a transaction, have general inventory risk, establish the selling price, have discretion in supplier selection, have inventory risk of physical loss after order placement or during shipping, and have credit risk, or when we determine that the preponderance of these criteria have been met, we record revenue gross as a principal.

Cost of Sales. Cost of sales include the cost of products sold, the related inbound freight costs for these products, as well as outbound shipping and handling costs incurred by us and inventory write-downs.

Vendor Allowances. We receive concessions from our vendors through a variety of programs and arrangements, including cooperative advertising and markdown reimbursement programs. Cooperative advertising allowances are reported as a reduction of advertising expense included in selling and marketing expense in the period in which the advertising occurred. All other vendor allowances are recognized as a reduction of cost of sales.

Shipping and Handling Expenses. In accordance with “EITF No. 00-10, Accounting for Shipping and Handling Fees and Costs,” outbound shipping charges billed to customers are included in net sales and amounted to $14.9 million and $16.6 million for the years ended February 2, 2008 and February 3, 2007, respectively.

Outbound shipping and handling charges incurred by us are included within cost of sales and amounted to $12.6 million and $13.7 million for the years ended February 2, 2008 and February 3, 2007, respectively.

Fulfillment Expenses. We define fulfillment costs as personnel, occupancy, and other costs associated with our Blairs, Virginia, fulfillment center, personnel and other costs associated with our logistical support and vendor operations departments, and third-party warehouse and fulfillment services costs.

Selling and Marketing. Sales and marketing expenses include customer service costs, credit card fees, royalty expenses, net advertising, and promotional expenses incurred by us on behalf of our partners’ e-commerce businesses, and payroll related to the our buying, business management, and marketing functions. Net partner revenue share charges are royalty payments made to our partners in exchange for the use of their brands, the promotion of our partners’ URLs, websites, and toll-free telephone numbers in whose marketing and communications materials, the implementation of programs to provide incentives to customers to shop through the e-commerce businesses that we operate for our partners, and other programs and services provided to the customers of the e-commerce businesses that we operate for our partners, net of amounts reimbursed to us by our partners. Partner royalty expenses were $3.5 million and $4.3 million for the years ended February 2, 2008 and February 3, 2007, respectively.

Advertising. Advertising costs include online marketing efforts, print advertising, and other direct marketing strategies, and are generally expensed as incurred in accordance with the AICPA Accounting Standards Executive Committee’s Statement of Position (SOP) 93-7, “Reporting on Advertising Costs.” Online marketing fees and media placement costs are expensed in the month the advertising appears. Agency fees are expensed as incurred. Advertising costs were $5.5 million and $6.1 million for the years ended February 2, 2008 and February 3, 2007, respectively.

Income Taxes. We account for income taxes under the asset and liability method whereby deferred income taxes are recorded for the temporary differences between the amounts of assets and liabilities reported in the consolidated financial statements and amounts as measured for tax purposes. A valuation allowance is recorded because management believes it is more likely than not that we will not utilize a portion or all of our net deferred tax assets.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, “Accounting for Uncertainties in Income Taxes, an interpretation of SFAS No. 109, Accounting for Income Taxes” (“FIN 48”). FINS 48 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under FIN 48, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts. We adopted FIN 48 on February 3, 2007 and there were no significant adjustments recorded on adoption.

Net loss per Share. Basic net loss per share is computed by dividing net loss attributable to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential incremental common shares outstanding during the period, if their effect is dilutive. Potential incremental common shares include shares of common stock issuable upon the exercise of stock options and restricted stock awards, and upon the conversion of preferred stock to common stock. All potential incremental common shares were anti-dilutive as we incurred losses for the years ended February 2, 2008 and February 3, 2007

Fair Value of Financial Instruments: The carrying amounts of financial instruments including cash, accounts receivable, accounts payable and accrued expenses, approximate fair value as of February 2, 2008, and February 3, 2007 as a result of the relatively short maturity of these instruments. Notes and capital leases are reflected at fair value and are recorded net of the unamortized discount.

Stock Based Compensation: Effective January 29, 2006, using the prospective method, we adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-based Payment , which requires us to measure compensation expense for share-based awards issued after January 29, 2006, at fair value and recognize compensation expense over the service period for awards expected to vest. The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results differ from estimates, such amounts will be recorded as an adjustment in the period estimates are revised. Management considers many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience.

In accordance with the prospective method of adoption, for all stock-based awards issued prior to January 29, 2006, we continue to account for these awards under the intrinsic value method, which followed the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employee , and related interpretations. The intrinsic value method of accounting results in compensation expense for stock options to the extent option exercise prices were set below market prices on the date of grant.

Note 4—Merger

As noted in Note 2, because eToys Direct was deemed to be the acquiring company for accounting purposes, the merger transaction with BabyUniverse was accounted for as a reverse acquisition of assets and a recapitalization in accordance with accounting principles generally accepted in the United States. As a result, the components of the purchase price allocation to the estimated fair values of the acquired assets and assumed liabilities related to the merger transaction are as follows:

Fair market value of shares received in merger	$62,142,964
Restructuring liabilities	1,218,472
Total Expenses	2,636,662

Total amount to be allocated:	$65,998,098

Allocation to acquired assets and assumed liabilities:
Goodwill	$63,869,975
Other intangible assets
Trademarks/Trade names	5,187,000
Internet retail customer relationships	81,000
Content customer relationships	308,000
Other tangible assets and assumed liabilities:
Cash	102,525
Accounts receivable	263,909
Inventory	1,499,417
Property and equipment	471,137
Other assets	333,635
Accounts payable	(3,991,280)
Accrued liabilities	(1,343,422)
Deferred revenue	(783,798)

Amounts allocated:	$65,998,098

Reasons for the Merger

The merger was intended to create a combined company that is further diversified in our product offerings and extends the lifecycle of our customer base. BabyUniverse’s customers are primarily expectant parents and parents of babies and toddlers. eToys Direct’s customers are primarily parents of young children and older children. The combined company is more relevant to parents for a longer period of time in their children’s lives. Operating efficiencies and cost savings include a reduction in corporate overhead, streamlining of operations through the leverage of eToys Direct’s operating model through a larger base, and more efficient utilization of eToys Direct’s distribution center in Blairs, Virginia. The financial and operational resources of the combined company substantially exceed the financial and operational resources of either company on a stand-alone basis.

In connection with the merger, management approved and initiated a plan of integration as of the acquisition date which outlined the actions necessary to combine its existing business and resources with those of BabyUniverse. An important part of this plan is the integration of the companies’ products and customer bases, elimination of duplicative activities, and the reduction of our overall cost structure. Accrued restructuring costs of $0.9 million as of February 2, 2008, are based on this integration plan. We have substantially completed BabyUniverse integration activities as of February 2, 2008.

The following table summarizes our utilization of restructuring accruals pertaining to pre-merger operations of BabyUniverse during fiscal 2007:

	October 12, 2007	Amounts Paid	Balance February 2, 2008
Leases	$898,547	$(170,922)	$727,625
Abandoned contracts	219,925	(110,944)	108,981
Contingent liabilities	100,000	—	100,000

Total restructuring accrual	$1,218,472	$(281,866)	$936,606

Pro Forma Disclosures Related to Merger

The following pro forma condensed combined statements of operations are presented as if the merger had been consummated at the beginning of each period presented in the financial statements. The pro forma presentation is based on the actual results of eToys Direct and BabyUniverse for the years ended February 2, 2008 and February 3, 2007, respectively. Certain reclassifications have been made to the historical presentation of eToys Direct and BabyUniverse in order to conform to the presentation used in the Unaudited Pro Forma Condensed Combined Statement of Operations. These adjustments had no impact on the historical losses from continuing operations. These reclassifications include the additional expense for estimated intangible amortization of intangible assets related to the merger, the reversal of amortization of intangible assets not related to the merger, reversal of certain interest expense related to debt that was converted to equity, and the elimination of eToys Direct discontinued operation, which was sold to a third party in January, 2007. The following pro forma financial information is not necessarily indicative of the results of operations that would have occurred had eToys Direct and BabyUniverse constituted a single entity during such periods, nor is it necessarily indicative of future operating results.

Pro Forma Condensed Combined Statements of Operations

(Unaudited)

	Fiscal Year Ended
	February 2, 2008	February 3, 2007
Net sales	$127,216,742	$152,934,460
Gross profit	37,435,561	48,215,711
Net loss attributable to common shareholders	$(17,516,188)	$(8,672,146)
Net loss per share	$(1.68)	$(2.02)
Weighted average shares outstanding	10,417,400	4,293,373

Note 5—Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and all interim periods within those fiscal years. In February 2008, the FASB released FASB Staff Position (FSP FAS 157-2—Effective Date of FASB Statement No. 157) which delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. We do not believe the adoption of SFAS 157 will have a material impact on the consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. SFAS No. 159 provides reporting entities an option to report selected financial assets and liabilities at fair value. SFAS No. 159 is effective as of January 1, 2008. We do not expect the adoption of SFAS No. 159 to have a material impact on the consolidated financial statements.

In December 2007, FASB issued SFAS No. 141 (revised 2007), Business Combinations, which replaces SFAS No 141. The statement retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred. SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

Note 6—Stock-Based Compensation

We have a 2004 Stock Incentive Plan, 2005 Stock Incentive Plan, 2006 Stock Incentive Plan, and a 2007 Long-Term Incentive Plan. These plans permit the grant of options or stock to directors, officers, employees, consultants, and advisors. Options may be either incentive stock options or nonqualified stock options.

The plans are intended as an incentive to improve the performance, encourage the continued employment and increase the proprietary interest of our directors, officers and employees that participate in the plans. The plans are designed to grant such directors, officers and employees the opportunity to share in our long-term success through stock ownership and to afford them the opportunity for additional compensation related to the value of our stock. There were 3,040,838 shares remaining for future grant under the plans as of February 2, 2008.

We calculate the fair value of our stock options granted to employees using the Black-Scholes option pricing model using the single option award approach. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The following weighted-average assumptions were used in arriving at the fair value of each option grant:

	Fiscal 2007	Fiscal 2006
Expected dividend rate	0.0%	0.0%
Expected volatility	56.0%	59.8%
Expected term (in years)	3.8	3.7
Risk-free interest rate	4.2% - 4.8%	4.9%
Weighted average fair value	$0.98	$0.35

Expected Volatility. Our computation of expected volatility in fiscal 2007 is based on the historical volatility of our common stock and the experience of what we believe are peer companies based on the similar nature of our industry and option plan characteristics. We used a volatility factor that considers the historical experience of these peer companies using a period commensurate with the expected life of the award.

Expected Term. Our expected life in fiscal 2007 was calculated using the simplified method outlined by SEC Staff Accounting Bulletin No. 107 (SAB 107). Under this method, our expected term is equal to the sum of the weighted average vesting term plus the original contractual term divided by two. Prior to fiscal 2007, our computation of expected life was based on vesting schedules and historical experience of options exercised.

Risk-Free Interest Rate. We base the risk-free interest rate on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent term to the expected life of the award.

Expected Dividend. A dividend yield of 0% was considered appropriate due to the lack of historical dividends paid. We do not expect to pay dividends in the foreseeable future.

We adjust our estimate for forfeitures as they occur.

In December 2004, the FASB issued SFAS No. 123(R), a revision to SFAS No. 123, Accounting for Stock-Based Compensation. This standard requires us to measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards. The cost is recognized as compensation expense over the vesting period of the awards. We adopted SFAS No. 123(R) at the beginning of fiscal 2006, and adopted the prospective method of transition under the statement. Under this method, we began recognizing the compensation cost for equity based compensation for all new or modified grants after the date of adoption. In addition, we recognize the unvested portion of the grant date fair value of awards issued prior to adoption based on the fair values previously calculated for disclosure purposes. We recognized stock-based compensation totaling $54,687 and $24,064 for the year ended February 2, 2008, and February 3, 2007, respectively, under FAS 123R.

The total intrinsic value of the options exercised during the year ended February 2, 2008 was $465,975. No options were exercised for the year ended February 3, 2007. Remaining compensation cost to be recognized under the Plans as of February 2, 2008 was $61,578.

The following tables illustrate options outstanding under all plans as of February 2, 2008:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance At February 3, 2007	271,018	1.41
Options granted in conjunction with acquisition	182,936	5.43
Options cancelled	(25,312)	1.71
Options exercised	(57,272)	1.27

Balance February 2, 2008	371,370	$3.39	6.4	$1,037,112

Eligible for exercise at February 2, 2008	293,079	$3.42	6.5	$812,763

	Outstanding			Exercisable
Exercise Prices	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Shares	Weighted Average Exercise Price
$1.08 - $1.55	242,058	$1.42	8.1	188,037	$1.38
$6.16 - $6.84	69,312	6.23	5.6	58,374	6.24
$8.10 - $9.86	60,000	8.10	0.7	46,668	8.10

	371,370	$3.39	6.4	293,079	$3.42

Warrants

We currently have 42,415 currently exercisable warrants outstanding to purchase the same number of our common stock shares. The table below summarizes their details:

Shares	Expiration Date	Exercise Price
2,757	11-Jul-11	$8.20
39,658	24-May-14	$7.88

Note 7—Property Plant and Equipment

Property, plant and equipment consisted of the following:

	Year Ended
	February 2, 2008	February 3, 2007
Fulfillment center assets	3,356,258	2,519,545
Computer equipment and software	2,785,355	1,352,721
Assets under capital lease	1,983,209	1,983,209
Furniture and fixtures	212,746	6,116
Leasehold improvements	12,979	—

	8,350,547	5,861,591
Less: accumulated depreciation	(3,371,185)	(1,987,089)

Net fixed assets	$4,979,362	$3,874,502

Depreciation expense was $1,381,049 and $986,165 for the years ended February 2, 2008 and February 3, 2007, respectively.

Note 8—Intangible Assets

Amortizable intangible assets recognized in conjunction with the merger on October 12, 2007 are amortized over the period of expected benefit ranging from one to two years, unless they were determined to be subject to indefinite lives. We review for the impairment of long-lived assets and certain identifiable intangible with finite lives whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Identifiable intangible assets with finite lives are evaluated for impairment annually in the fourth quarter and on an interim basis if changes in circumstances between annual tests indicate the asset might be impaired in accordance with SFAS No. 142, Goodwill and Intangible Assets.

The following table sets forth the components of intangible assets as of February 2, 2008. In addition to the amortizable intangible assets listed below, we identified $5.2 million in trademarks and trade names related to the merger that have indefinite lives. Amortization expense for the year ended February 2, 2008 was $129,091. There were no intangible assets, nor any amortization expense recorded as of, or for the year ended February 3, 2007:

	February 2, 2008
Amortizable Intangible Assets	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average Remaining Useful Life
Content customer relationships	308,000	(95,568)	$212,432	12 months
Retail customer relationships	81,000	(33,523)	47,477	9 months

Total amortized intangible assets	$389,000	$(129,091)	$259,909

The remaining $259,909 of net book value will be amortized in the year ended January 31, 2009.

Note 9—Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	Years Ended
	February 2, 2008	February 3, 2007
Accrued restructuring costs	$936,606	$—
Accrued affiliate fees	363,750	48,913
Gift card liability	295,729	231,499
Other accrued liabilities	568,759	1,581,285

	$2,164,844	$1,861,697

Note 10—Note and Capital Lease Payables

Debt outstanding was as follows:

	February 2, 2008	February 3, 2007
Amounts drawn on $25.0 million bank credit facility	$2,845,253	$—
Notes payable to related party on $50.0 million revolver	—	50,000,000
Notes payable to related party	—	3,000,000
Capital lease obligations	356,424	845,737

Total debt	$3,201,677	$53,845,737

Prior to the merger, eToys was indebted to certain entities in the D.E. Shaw group, which are affiliates of The Parent Company’s largest shareholder, in the amount of $67 million plus approximately $4.6 million in accrued interest payable. The debt was comprised of a $50 million Revolving Credit Agreement with D.E. Shaw eToys Acquisition Holdings, L.L.C., a $15 million revolving credit agreement with D.E. Shaw AQ-SP Series 2-01, L.L.C., and a loan of $2 million from D. E. Shaw AQ-SP Series 6-07, L.L.C. The debt and accrued interest were converted to 12,822,043 shares eToys Direct, Inc common stock immediately prior to the merger on October 12, 2007, then subsequently converted to 5,967,472 shares of The Parent Company common stock in the merger.

On June 29, 2007, The Parent Company entered into a $25.0 million bank credit facility with a third party, with a Revolving Maturity Date that is the earlier of June 29, 2010 and the date on which the Revolving Commitments are reduced to zero or otherwise terminated. Substantially all of The Parent Company’s assets have been pledged as collateral for the credit facility, including without limitation accounts receivables and intellectual property. The Credit Facility interest rate is based upon the Prime Rate (6% at February 2, 2008) or LIBOR (3.14% at February 2, 2008) plus 200 basis points. As of February 2, 2008, we had $2,845,253 outstanding on this credit facility.

In December 2007, we became aware that it had not met certain minimum EBITDA thresholds that were required to remain in compliance with covenants stipulated in our revolving credit agreement. The minimum EBITDA threshold was triggered by our credit availability falling below 15% of our gross availability as specified in the agreement. On December 14, 2007, our lender waived our failure to comply with certain minimum EBITDA thresholds for the four and five months ending October 31, 2007 and November 30, 2007. In consideration of the lender’s waiver, we agreed that it would not allow our available credit line to fall below 25% of our gross availability until February 29, 2008. Beginning March 1, 2008, the availability limit was reduced from 25% to 15%.

In February 2008, we and our lender entered into a Second Amendment to Amended and Restated Credit Agreement, which amends the Amended and Restated Credit Agreement dated as of October 12, 2007, as amended among the parties. The Amendment (i) modifies certain financial covenants set forth in the Credit Agreement, (ii) provides for a limited guaranty by D. E. Shaw Laminar Lending, Inc. of a portion of the Borrowers’ obligations under the Credit Agreement, to the extent provided in the Guaranty, and a related pledge in favor of the administrative agent of a deposit account of Laminar as security for its obligations under the Guaranty, and (iii) includes in the Borrowers’ borrowing base under the Credit Agreement the cash from time to time on deposit in the Pledged Account. Laminar is an affiliate of D. E. Shaw Laminar Acquisition Holdings 3, L.L.C., which owns a majority of the outstanding common stock of The Parent Company.

In order to compensate Laminar for entering into the Guaranty and depositing cash into the Pledged Account, the Borrowers entered into a Compensation Agreement dated as of February 1, 2008, with Laminar. Pursuant to the Compensation Agreement, we agreed to pay Laminar a fee of $450,000, payable in four equal installments upon execution of the agreement and on each of May 1, 2008, July 1, 2008 and September 1, 2008, and to pay a fee, monthly in arrears, on the amounts deposited in the Pledged Account from time to time at a rate per annum equal to the LIBOR Rate then in effect, plus 6.50%. In addition, in the event Laminar is required to make a payment under the Guaranty, the Borrowers have agreed to pay Laminar interest on such amounts at a rate per annum equal to the LIBOR Rate then in effect, plus 8.50%.

As of February 2, 2008, we were in compliance with all of our debt covenants.

Note 11—Commitments and Contingencies

We lease office and fulfillment center facilities and fixed assets under non-cancelable operating and capital leases with expiration dates through July 2013 and renewal options ranging from two to ten years. Certain of our leases contain fixed, annual escalation clauses that are included in the table below. Rental expense totaled $2.5 million and $2.2 million for the years ended February 2, 2008 and February 3, 2007, respectively.

As of February 2, 2008, future annual, minimum rental payments under noncancelable operating lease agreements and the aggregate payments of the principal portion and interest of noncancelable capital leases are as follows for the fiscal years:

	Operating leases	Capital leases
2008	$2,838,249	$341,465
2009	3,066,212	14,959
2010	1,524,092
2011	1,120,683
2012	176,723
Thereafter	89,667

Total	$8,815,627	$356,424

Sales and Use Tax

We have sales and use tax nexuses in Colorado, Massachusetts, and Virginia, the three states in which we maintain a physical presence. We remit sales and use taxes to the appropriate taxing authorities on sales of products shipped to customers in those states. Our policy for sales and use tax activities is based on interpretation of decisions of the U.S. Supreme Court that restrict a state’s ability to impose sales and use tax collection and remittance obligations to those retailers that have a physical presence in, or substantial nexus with, the state. Each state and local taxing authority has its own interpretation of these U.S. Supreme Court decisions, and the interpretations have not always been consistent. Accordingly, although we believe that these U.S. Supreme Court decisions currently restrict state and local taxing authorities outside of Colorado, Massachusetts, and Virginia from requiring it to collect and remit sales and use taxes from customers located within their jurisdictions, taxing authorities could disagree with our interpretation of these decisions.

Legal Proceedings

From time to time, we may be subject to contingencies resulting from legal proceedings and claims in the ordinary course of business. We are not currently aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our financial position or results of operations.

Note 12—Income Taxes

We account for income taxes in accordance with Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes (SFAS 109). Under the provisions of SFAS 109, a deferred tax liability or asset (net of a valuation allowance) is provided in the financial statements by applying the provisions of applicable laws to measure the deferred tax consequences of temporary differences that will result in net taxable or deductible amounts in future years as a result of events recognized in the financial statements in the current or preceding years.

As a result of our history of operating losses, there is no provision for income taxes. The following is a reconciliation of the statutory federal income tax rate to our effective income tax rate for the years ended February 2, 2008 and February 3, 2007:

	Fiscal 2007	Fiscal 2006
Federal taxes at statutory rate	35.00%	35.00%
State taxes, net of federal benefit	4.48%	4.49%
Permanent items	-0.18%	-0.08%
Valuation allowance	-39.30%	-39.41%

Effective income tax rate	0.00%	0.00%

Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities are as follows:

	2007	2006
Deferred tax assets:
Deferred rents	$46,142	$28,325
Inventory capitalization	669,962	1,206,396
Intangible assets	4,797,330	893,294
Net operating losses	32,829,441	17,767,507
General business credits	19,793	19,793
Other	152,638	1,406

Gross deferred tax assets	$38,515,306	$19,916,721

Deferred tax liabilities:
Fixed assets	(531,048)	(521,246)

Gross deferred tax liabilities	$(531,048)	$(521,246)

Net deferred tax assets before valuation allowance	37,984,258	19,395,475
Valuation Allowance	(37,984,258)	(19,395,475)

Deferred Tax Assets (Liabilities), Net	$—	$—

At February 3, 2008 approximately $83.0 million of net operating loss carryforwards for federal income tax purposes were available to offset future taxable income through the year 2027. The Tax Reform Act of 1986 contains provisions that limit the utilization of net operating loss and tax credit carryforwards if there has been a change of ownership as described in Section 382 of the Internal Revenue Code. We have not performed such an analysis to determine the impact of these provisions on our net operating losses, though management believes the impact would be minimal, if any. A limitation under these provisions would reduce the amount of losses available to offset our future taxable income.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become realizable. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon our limited history and projections for future taxable income over the periods in which the deferred tax assets are realizable, management believes it is not more likely than not that we will realize the benefits of these deductible differences and therefore a full valuation allowance against the deferred tax assets has been established.

Note 13—Quarterly Results (unaudited)

The following tables contain selected unaudited statement of operations information for each quarter of 2007 and 2006. The following information reflects all normal recurring adjustments necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period. Our business is affected by seasonality, which historically has resulted in higher sales volume during our fourth quarter, which ends around January 31.

Unaudited quarterly results were as follows (in thousands, except per share data):

	Year Ended February 2, 2008
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Net sales	$75,989	$16,197	$6,991	$7,277
Gross profit	22,625	5,615	1,701	2,137
Income (loss) from continuing operations before income taxes	310	(5,628)	(6,731)	(5,395)
Net income (loss)	$310	$(5,628)	$(7,094)	$(6,678)

Basic earnings per share
Income (loss) from continuing operations	$0.01	$(0.65)	$(1.62)	$(1.31)
Discontinued operations	—	—	(0.08)	(0.30)

Net income (loss)	$0.01	$(0.65)	$(1.70)	$(1.61)

Diluted earnings per share
Income (loss) from continuing operations	$0.01	$(0.65)	$(1.62)	$(1.31)
Discontinued operations	—	—	(0.08)	(0.30)

Net income (loss)	$0.01	$(0.65)	$(1.70)	$(1.61)

Shares used in computation of earnings per share
Basic	24,208,887	8,873,967	4,293,373	4,293,373
Diluted	24,415,952	8,873,967	4,293,373	4,293,373

Preferred dividend		183	233	226

	Year Ended February 3, 2007
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Net sales	$85,648	$16,485	$7,167	$7,243
Gross profit	27,969	5,605	1,973	2,081
Income (loss) from continuing operations before income taxes	3,183	(5,050)	(4,848)	(4,769)
Net income (loss)	$(1,614)	$(5,965)	$(6,989)	$(6,277)

Basic earnings per share
Income (loss) from continuing operations	$0.69	$(1.23)	$(1.18)	$(1.16)
Discontinued operations	(1.12)	(0.21)	(0.50)	(0.35)

Net income (loss)	$(0.43)	$(1.44)	$(1.68)	$(1.51)

Diluted earnings per share
Income (loss) from continuing operations	$0.32	$(1.23)	$(1.18)	$(1.16)
Discontinued operations	(0.49)	(0.21)	(0.50)	(0.35)

Net income (loss)	$(0.16)	$(1.44)	$(1.68)	$(1.51)

Shares used in computation of earnings per share
Basic	4,293,373	4,293,373	4,293,373	4,293,373
Diluted	9,796,050	4,293,373	4,293,373	4,293,373

Preferred dividend	235	211	205	198

The sum of quarterly per share amounts may not equal per share amounts reported for year-to-date periods. This is due to changes in the number of weighted-average shares outstanding and the effects of rounding for each period.

Note 14—DISCONTINUED OPERATIONS

In July of 2006, our Board approved a plan to sell the wholesale gift business, Silvestri. On July 11, 2006, we engaged an outside firm to market and sell our Silvestri gift business.

On January 31, 2007, we sold the majority of the Silvestri assets to a third party and recorded a loss of $1,128,160. As of the purchase date, we retained accounts receivables of $1,577,000, net of reserves, and inventory of $410,000, net of reserves.

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the results of the Silvestri business are reported as discontinued operations. The Silvestri operating results are summarized as follows:

	Years Ended
	February 2, 2008	February 3, 2007
Net sales	$29,052	$11,236,984

Gross profit	$(174,597)	$3,819,954
Operating expenses	953,796	10,068,328
Interest expense	518,259	1,490,423
Impairment	—	493,366
Loss on disposal of business	—	1,128,160

Net loss from discontinued operations	$(1,646,652)	$(9,360,323)

Accounts receivable	$—	$1,577,260
Inventory, net	—	410,008
Prepaid expenses	—	117,320
PP&E, net	—	—

Assets of discontinued operations	$—	$2,104,588

Accounts payable and accrued liabilities	$—	$152,181

Liabilities of discontinued operations	$—	$152,181

Note 15—Subsequent Events

On July 10, 2008, The Parent Company entered into an investment agreement with Laminar Direct Capital, L.L.C. (“Laminar Direct”), as a lender and as collateral agent, pursuant to which we issued to Laminar Direct a subordinated senior secured (second lien) term note, due December 27, 2010, in the original principal amount of $10,000,000. Laminar Direct is an affiliate of D. E. Shaw Laminar Acquisition Holdings 3, L.L.C., who holds a majority of our common shares. The Parent Company agreed, subject to, and upon satisfaction or waiver of, certain conditions set forth in the investment agreement, to issue to Laminar Direct, for a purchase price of $15,000,000, additional subordinated senior secured (second lien) term notes, due December 27, 2010, in the aggregate original principal amount of $15,000,000. The $15,000,000 notes have not been issued as The Parent Company has not met the conditions set forth in the July 10, 2008 investment agreement and Laminar Direct has not indicated that those conditions will be waived. The notes bear interest at a monthly floating rate of one-month LIBOR (not to be less than 3.75% for these purposes) plus 12.0% per annum, are guaranteed on a joint and several basis by us and are secured by a second lien on substantially all of our assets. As a condition to the closing under the investment agreement dated July 10, 2008, John C. Textor, Vice Chairman of our Board of Directors and a shareholder of The Parent Company, entered into a guaranty agreement in favor of Laminar Direct, pursuant to which Mr. Textor personally guaranteed the collection of our obligations under the investment agreement up to a cumulative maximum amount of $10,000,000. In addition, The Parent Company issued warrants to Laminar and to Mr. Textor to purchase 3,270,009 shares of The Parent Company’s common stock. The fair value of the warrants was determined to be $3.1 million and was recorded as a discount to the notes and is being amortized over the life of the notes on an effective interest rate basis. The warrants were valued using the Black-Scholes option pricing model, utilizing a risk-free rate of approximately 4.5%, expected life of ten years, and a volatility of 74.95%.

On October 31, 2008, The Parent Company, and The CIT Group/Business Credit, Inc., as administrative agent and collateral agent (“CIT”) and lender, entered into an amendment to the Amended and Restated Credit Agreement dated as of October 12, 2007 (as amended, the “Credit Agreement”). The amendment, among other things, (i) increases the amount of funds that can be borrowed under the revolver, which amount is to be reduced in increments over specified time periods and (ii) changes the maturity date of the facility to December 31, 2008, unless certain conditions are met which we do not currently anticipate being met.

On December 1, 2008, our aggregate revolving exposure under the Credit Agreement exceeded the borrowing base, resulting in an overadvance. CIT demanded that we immediately repay the overadvance and we advised CIT that we were currently unable to repay the overadvance.

        On December 4, 2008, we entered into a letter agreement with CIT, pursuant to which we made certain representations, warranties and covenants to induce CIT to continue to make revolving loans to us, permit the overadvance to remain outstanding and refrain from exercising CIT’s rights and remedies. Among other things, we agreed to (i) deliver weekly borrowing base certificates to CIT on December 8 and 15, 2008 and (ii) not permit the outstanding principal amount of the revolving loans to exceed certain maximum principal balances or the overadvance to exceed certain maximum amounts, in each case as of specified dates. CIT agreed to continue to consider our requests for additional revolving loans through December 8, 2008, subject to our compliance with such covenants, provided however, that CIT reserves its right at any time to refuse to make additional revolving loans and to exercise its rights and remedies. Management continues to engage in active discussions, with respect to funding and additional credit availability, with CIT and Laminar Direct. Also on December 4, 2008, we established a special committee with full authority to handle all creditor issues.

As a result of developments described under Note 2 and the limitations on available credit described above, The Parent Company is pursuing a variety of strategic initiatives and restructuring alternatives, including a potential sale of all or a portion of its business, and/or seeking protection of the bankruptcy courts. The Parent Company continues to monitor working capital availability and capital resources, and our ability maintain working capital and capital resources will have a significant impact on the ultimate resolution of our current liquidity situation and the timing of any potential actions in response to our situation.